Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats ad private or confidential. The redacted terms have been marked at the appropriate place with “[***].”

Exhibit 10.11
Side Letter Agreement
This Agreement, dated as of September 2, 2026 (this “Agreement”) is being entered into by and between USA Rare Earth, Inc., a Delaware corporation (“USAR”), and US SIIE, LLC, a Delaware limited liability company (“SIIE”).
WHEREAS, USAR entered into an Agreement and Plan of Merger, dated as of April 19, 2026, as amended by Amendment No. 1, dated July 16, 2026 (as so amended, and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among USAR, Middlebury Merger Sub Ltd., an indirect, wholly owned subsidiary of USAR (“Merger Sub”), SVRE Holdings Ltd. (“Serra Verde”) and Serra Verde Rare Earths Ltd., solely in its capacity as the representative of the shareholders of Serra Verde, pursuant to which Serra Verde will merge with and into Merger Sub, with Merger Sub surviving the merger as an indirect, wholly owned subsidiary of USAR (the “Serra Verde Acquisition”);
WHEREAS, SV Management Switzerland AG (“SV AG”), a subsidiary of Serra Verde, and SIIE are parties to that certain Offtake Agreement, dated as of April 20, 2026 (as amended by (i) the First Amendment thereto dated May 20, 2026, (ii) the Second Amendment thereto dated June 10, 2026, (iii) the Amendment, Consent and Waiver dated June 29, 2026, (iv) the Fourth Amendment Agreement dated August 14, 2026, and (v) the Fifth Amendment Agreement dated August 21, 2026, and as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Offtake Agreement”);
WHEREAS, USAR intends to adopt the Restricted Person Protection Plan, substantially in the form attached hereto as Annex I (the “Restricted Person Protection Plan”);
WHEREAS, following the consummation of the Serra Verde Acquisition, USAR will implement certain governance rights and protective provisions that are required by and satisfactory to the United States Department of War (the “DoW”); and
WHEREAS, in connection with the foregoing, the parties hereto desire to amend and restate Schedule 8 of the Offtake Agreement in the form attached hereto as Exhibit A.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, in full satisfaction of all requirements applicable to USAR as a “Noted Offtaker” and a “Counterparty” under Schedule 8 to the Offtake Agreement (as amended hereby) USAR, and SIIE hereby agree as follows:
1.Capitalized Terms. Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed thereto in the Offtake Agreement or the Restricted Person Protection Plan, as the context may require.
2.Compliance with Schedule 8. From and after the closing of the Serra Verde Acquisition (the “Closing”), USAR will comply with the obligations set forth in Schedule 8 to the Offtake Agreement, which the parties acknowledge and agree is hereby amended and restated in the form attached hereto as Exhibit A (“Schedule 8”), which are applicable to USAR as the Counterparty thereunder; provided, however, that, notwithstanding anything to the contrary set forth in Schedule 8 or elsewhere in the Offtake Agreement:

a.USAR’s obligation to implement a shareholder rights plan or other similar mechanism as described in the last paragraph of part 1 of Schedule 8 is subject to obtaining the consent of the United States Department of Commerce (the “DoC”) to the adoption of such plan or mechanism to the extent required by (1) the Direct Funding Agreement, dated as of June 3, 2026, by and among USAR, the DoC and the other parties thereto and (2) the Loan Guarantee Agreement, dated as of June 3, 2026, by and among USAR, the DoC and the other parties thereto; provided, that (i) USAR will promptly and in good faith endeavor to obtain the DoC’s approval of the Restricted Person Protection Plan, and (ii) to the extent the DoC objects to the Restricted Person Protection Plan or any portion thereof, USAR will endeavor to include SIIE and DoW in negotiations with DoC in order to resolve any such objections, with a view to USAR adopting the Restricted Person Protection Plan with as few modifications as practicable (or, otherwise, adopting such shareholder rights plan or other similar mechanism as such parties may agree to curtail investments in USAR by Restricted Persons);
b.The Restricted Person Protection Plan will be deemed to satisfy the requirements of last paragraph of part 1 of Schedule 8; provided, that any material changes to the form of Restricted Person Protection Plan (as set forth in Annex I) prior to its adoption shall require the written approval of SIIE;
c.All references to Critical Assets shall be deemed to refer exclusively to the assets of Serra Verde and its Subsidiaries that are (or, upon completion, are reasonably expected to be) critical to the Offtake Agreement (including Seller, Seller’s Mine and Seller’s Facility), and shall not be deemed to include any other assets of USAR or its Affiliates; and
d.Without limiting any restrictions on sales of Critical Assets contained in Schedule 8 (as modified by the preceding clause (c)), notwithstanding anything in Schedule 8 or elsewhere in the Offtake Agreement to the contrary, any restrictions on the sale or other transfer of any assets or products contained in Schedule 8 or elsewhere in the Offtake Agreement shall not:
i.be deemed to prohibit, restrict or otherwise limit the ordinary course commercial operations of USAR and its Affiliates (except to the extent such operations relate to sales or other transfers of National Security Assets),

ii.require USAR or its Affiliates to take any actions (including for the avoidance of doubt, any actions with respect to assets or products designated as National Security Assets) which would cause USAR or any of its Affiliates to be in (or would reasonably be expected to result in USAR or any of its Affiliates being in) (A) material breach of any law, rule, regulation, order or similar legal requirement applicable to USAR or any of its Affiliates, (B) default under or violate the terms of (1) any agreement with any national, federal, or foreign national government that is an Aligned Nation or any Person established, created, controlled or sponsored by any such government or fund established by such government, in each case, that is not a Restricted Person (each, a “Government Entity”) if such agreement was entered into in good faith without the purpose of circumventing the restrictions of Schedule 8, or (2) any agreement with any Person entered into in connection with (x) a Government Entity’s material investment in such Person or its Affiliates or (y) a material investment by USAR or its Affiliates in such Person or its Affiliates that has been approved by a Government Entity if such agreement and investment were entered into in good faith without the purpose of circumventing the restrictions of Schedule 8 (including, for the avoidance of doubt, USAR’s agreements with InfraVia and Carester SAS relating to USAR’s investment in Carester SAS), or (C) default under or violate the terms of any material contract or other material binding instrument to which USAR or any of its Affiliates is a party that is in existence on the date hereof or that is subsequently entered into in good faith without the purpose of circumventing the restrictions of Schedule 8 (except, with respect to this clause (C), to the extent that DoW arranges to make USAR whole for the economic consequences of such default),
iii.prohibit sales or other transfers of (A) assets of USAR and its Affiliates to Permitted Persons; (B) minority joint venture interests or other minority equity interests (including related shareholder loans) to their existing co-investors or partners, if they are not Restricted Persons; (C) products or assets of any entity in which USAR and its Affiliates hold a minority or non-controlling interest; or (D) products of USAR and its Affiliates to Persons who are not Restricted Persons unless (1) such products are designated by the DoW as National Security Assets pursuant to the following subclause (iv); provided, that such designation shall apply solely to the specific volumes or quantities of products that DoW determines, in its sole discretion, to be necessary to fulfill the requirements of the US federal government in respect of such products and (2) DoW arranges to make USAR whole for the economic consequences of such redirection, including payment of the fair market value of such products; or

iv.prohibit sales or other transfers of assets or products of USAR or its Affiliates which have not (at the time of sale or transfer) been designated by the DoW via directive or memorandum to USAR as National Security Assets, it being understood that assets or products that have been designated by the DoW as National Security Assets shall be subject to Section 1(c) of Schedule 8, as modified by the above in this Section 2(d), for so long as such designation remains in effect (as described in the following definition).
“National Security Assets” shall mean any material assets or any products of USAR and its Affiliates that have been designated, in writing, by [***] (on behalf of DoW), as a “priority to the national security of the United States” during a time of conflict involving the United States (as determined by DoW) that results from (w) wars (whether declared or undeclared), warlike operations, other armed conflicts, or military contingency operations, (x) acts of terrorism or sabotage directed at the United States, (y) embargoes of critical materials directed at the United States, or (z) industrial mobilization, emergency preparedness, or response to a national emergency arising from the foregoing conflicts (or the threat of such conflicts); provided, [***].
e.From and after the Closing, neither USAR nor any of its Affiliates (other than Serra Verde and its Subsidiaries) shall be deemed a “Competitor” for purposes of the Offtake Agreement solely by reason of USAR’s or such Affiliate’s conduct of its own rare earth or other mining, processing, separation, manufacturing or related businesses.
f.The parties agree that to the extent any consent or approval is required from DoW pursuant to Schedule 8, such consent or approval shall not be unreasonably withheld, conditioned or delayed.
3.Permitted Transaction. SIIE hereby acknowledges that, subject to Section 2 above, the Serra Verde Acquisition constitutes a “Permitted Transaction” under the Offtake Agreement.
4.Exchange of Rights Under Section 19. For so long as the Restricted Person Protection Plan is in effect, if a Person becomes an Acquiring Person, USAR will take all action necessary to cause an exchange of Rights under Section 19 of the Restricted Person Protection Plan (or such other corresponding or successor provision) to occur in accordance with the terms and conditions thereof, if and to the extent required to ensure that any Restricted Person that has become an Acquiring Person will cease to Beneficially Own Equity Interests of USAR representing in excess of 19.9% of the outstanding Equity Interests of USAR (as determined pursuant to the Restricted Person Protection Plan).

5.Expiration During Specified Period. If an Expiration Date under the Restricted Person Protection Plan occurs during the Specified Period, USAR shall, promptly following such Expiration Date, implement a successor or replacement shareholder rights plan as required under part 1 of Schedule 8 to the Offtake Agreement (it being agreed that a plan substantially identical to the Restricted Person Protection Plan, as in effect immediately prior to such Expiration Date, shall be deemed to be sufficient).
6.No Effect on Other Provisions. The execution of this Agreement shall not be deemed to subject USAR or its Affiliates or their respective products or services (other than, following the Closing, Serra Verde and its Subsidiaries and their respective products and services solely to the extent expressly set forth in the Offtake Agreement) to any of the covenants, agreements, obligations or other provisions of the Offtake Agreement (other than Schedule 8 solely to the extent expressly set forth therein and adopted by USAR pursuant hereto, taking into account the agreements set forth in Section 2 above); provided that nothing herein or under the Offtake Agreement shall (i) be deemed to relieve USAR or its Affiliates from their status as Affiliates of Serra Verde for purposes of the Offtake Agreement or deprive them from any of the benefits inuring to them by virtue of being Affiliates of Serra Verde, including that the facilities of USAR and its Affiliates constitute Seller Separation Facilities under the Offtake Agreement and (ii) restrict USAR or its Affiliates (other than Serra Verde and its Subsidiaries) from conducting their own rare earth and other businesses (including at the Stillwater, Oklahoma facility, the Blacksburg, Virginia facility and the Round Top, Texas deposit) or from entering into commercial arrangements with third parties with respect to products or assets that are not products or assets of Serra Verde or its Subsidiaries.
7.Miscellaneous.
a.Effectiveness. This Agreement shall become effective upon, and its operative covenants (other than this Section 7) shall be conditioned upon, the consummation of the Closing.
b.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles.
c.Amendments. This Agreement may not be amended, modified or waived except by a writing signed by USAR and SIIE.
d.Entire Agreement. This Agreement, together with the Offtake Agreement and the Restricted Person Protection Plan, constitutes the entire agreement of USAR and SIIE with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, between USAR and SIIE with respect thereto.
e.Counterparts. This Agreement may be executed in one or more counterparts (including by DocuSign, facsimile or electronic transmission), each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

f.No Third-Party Beneficiaries. Except as expressly set forth herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than USAR and SIIE any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the DoW is an express third-party beneficiary in respect of the obligations set out in (i) Section 2, to the extent USAR has agreed to comply with obligations set forth in Schedule 8 that require DoW consent, (ii) Section 2(a) regarding DoW’s right to participate in negotiations, (iii) Section 2(d)(iii) regarding DoW’s right to determine volumes or quantities of certain products that are necessary to fulfill the requirements of the US federal government, and (iv) Section 2(d)(iv) regarding DoW’s right to designate National Security Assets.
g.No Cross-Default. The consummation of the Serra Verde Acquisition, and USAR’s compliance with the terms of Section 2 of this Agreement, shall not be deemed to constitute, or shall be asserted as, a default, event of default, Seller Default, Fundamental Seller Default, Triggering Event or any other basis for termination, suspension or acceleration under the Offtake Agreement, the Call Option Agreement or any other Transaction Document.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

USA RARE EARTH, INC.

By: /s/ W. Robert Steele Jr
                             Name: W. Robert Steele
                             Title: Chief Financial Officer

[***]

By: /s/ [***]
Name: [***]
Title: Director: [***]

Annex I
Restricted Person Protection Plan

[Attached]

Exhibit A

Offtake Agreement Schedule 8

Schedule 8

DOW GOVERNANCE RIGHTS AND PROTECTIVE PROVISIONS

1.To the extent a Noted Offtaker or other counterparty (a “Counterparty”) is required to have implemented governance rights or protective provisions in connection with any Permitted Transaction (as described in the definition of such term), the following provisions shall serve as guidance for the minimum acceptable level of any purportedly “comparable” rights or provisions. DoW and Seller shall discuss in good faith, in any particular scenario, whether the relevant rights or provisions in respect of a Counterparty are in fact comparable to the standard set forth below, and (if not) how they might be modified to DoW’s satisfaction.

During a Specified Period, the Counterparty shall not, and shall cause each Subsidiary of the Counterparty not to, except with the prior written consent of DoW:
a.consummate any Fundamental Event, other than a Permitted Fundamental Event;
b.consummate a sale of Critical Assets;
c.sell or otherwise transfer any assets or products identified by DoW as a priority to the national security of the United States;
d.knowingly issue Counterparty common stock (or comparable voting securities) that would result in one or more Persons or group of Persons who is not a Permitted Person Beneficially Owning in excess of nineteen and nine-tenths (19.9%) of the then outstanding Counterparty common stock or other voting securities (on a post-issuance basis); or
e.consummate any Fundamental Event that, under applicable law is subject to CFIUS jurisdiction, without receipt of CFIUS Clearance prior to such consummation.

In addition, in the event the Counterparty is a public company, or will be a public company, such Counterparty shall implement and maintain a shareholder rights plan or other mechanism intended to prevent Restricted Persons from acquiring directly or indirectly more than nineteen and nine-tenths percent (19.9%) in the aggregate of the Equity Interests of Seller, and will maintain such rights plan during the Specified Period. To the extent (a) the Counterparty reasonably believes that such rights plan will adversely affect the consummation of a Permitted Fundamental Event or otherwise impact the value of such Permitted Fundamental Event or of the Counterparty, or (b) such a rights plan is determined to be impermissible or unenforceable under applicable law, Counterparty and DoW will negotiate in good faith in an attempt to effectuate the intent of such rights plan by modifying the terms thereof, or agreeing on other measures, to curtail investments in the Counterparty by Persons who are not Permitted Persons.

2.For these purposes:

a.“Specified Period” means a period that will not expire sooner than the last to occur of the following: (i) the termination, in accordance with their terms, of the material agreements in place between such Counterparty or its subsidiaries, on the one hand, and DoW or DFC (and their permitted USG assignees / transferees), as applicable, on the other; (ii) if applicable, the date on which DoW (or a permitted USG transferee) disposes of, or transfers, 25% or more of the Equity Interests in the Counterparty that DoW (together with any such permitted USG transferees) collectively holds or is entitled to hold upon the completion of DoW’s equity investment(s), with such 25% measured on an aggregate as converted or exercised basis if applicable (it being understood that transfers to or among DoW and any permitted USG transferees are not subject to this clause (ii)); and (iii) the repayment in full of any loans to such Counterparty by DoW or DFC (and their permitted USG assignees / transferees).

b.“Fundamental Event” means the consummation of (i) any transaction pursuant to which any Person or “group” within the meaning of Section 13(d) under the Exchange Act will in any way directly or indirectly acquire, Control or hold (including, for avoidance of doubt, any prior holdings) more than 19.9% of the voting stock (or any securities or other interests convertible into or exchangeable for voting stock) of the Counterparty, whether by stock issuance, merger, business combination, sale and purchase or otherwise (provided, however, that the foregoing shall not apply to any acquisition, sale or purchase, or other transaction involving any underwriter, broker, agent or person acting in a similar role for distribution of such stock or other securities for distribution); or (ii) any sale, lease or other transfer in one transaction or a series of transactions of (1) all or a material portion of the equity or assets of the Counterparty (or any Subsidiary of the Counterparty) that own assets (the “Critical Assets”) which are critical to such Counterparty’s transaction with DoW (it being understood that, upon completion of any Permitted Transaction, such Critical Assets must include Seller, Seller’s Mine and the Seller’s Facility), other than sales of inventory in the ordinary course of business, or (2) all or substantially all of the consolidated assets of the Counterparty and its subsidiaries, taken as a whole, other than the transfer of assets of the Counterparty to one or more of the its wholly owned subsidiaries.

c.“Permitted Fundamental Event” means the consummation of a Fundamental Event with a
Permitted Person.

d.“Permitted Jurisdiction” means, solely for the purposes of this Schedule 8, Australia, Canada, New Zealand, the United Kingdom, and the United States of America.

e.“Permitted Person” means a Person (i) organized in a Permitted Jurisdiction and not Controlled by Restricted Persons or (ii) who is a national of a Permitted Jurisdiction; provided in either case that such Person is not subject to any sanctions imposed by USG.

f.“Restricted Person” means any Person that is, or is owned or controlled, directly or indirectly, by: (i) a Person then appearing upon the “Denied Persons List” or “Entity List,” as maintained by the U.S. Department of Commerce; (ii) a Person on the U.S. Office of Foreign Assets Control “Specially Designated Nationals and Blocked Persons List,” or any other Person with whom dealings are restricted or prohibited by the United States, including Persons resident in embargoed countries, territories, or regions; (iii) a “foreign entity of concern” as defined by 15 U.S.C. § 4651(8) or 42 U.S.C. § 18741(a)(5) or a “foreign adversary” as defined by 15 CFR § 791.4; (iv) the government, including any political subdivision, agency, or instrumentality thereof, or any national, of (A) any country, territory, or region against which the United States maintains comprehensive economic sanctions or embargos from (as of the date hereof, Cuba, Iran, North Korea, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine); (B) The People’s Republic of China, or (C) a country determined to be of risk in accordance with U.S. Department of Energy Order DOEO 486.1A(5)(d) (https://www.energy.gov/science/countries-risk); (v) a Person that the Company knows or reasonably suspects is acting or purporting to act, directly or indirectly, on behalf of, or a Person (wherever organized, in the case of an entity) owned or controlled by any of the Persons listed in sub-clauses (i)-(iv) above; or (vi) a Person with whom dealings are expressly prohibited on account of any economic sanctions laws, regulations, or directives, of the United States, if the relevant transaction with such Person would knowingly cause the Company to be in violation of such laws, regulations, or directives. With respect to any Person that is a company with a class of securities registered under the Exchange Act (or subject to a comparable non-U.S. reporting regime), for purposes of this definition of Restricted Person, ownership does not include passive non-controlling beneficial ownership of less than 10% by any single person or any “group” (as defined in Section 13(d)(3) of the Exchange Act and Rule 13d-5 thereunder).